Exhibit 99.1

Progress Energy agrees to final non-regulated asset divestiture, agrees to sell Appalachian coal mine and river terminals for $94 million

RALEIGH, N.C. (December 24, 2007) – Progress Energy [NYSE: PGN] today announced that it has entered into agreements to sell Powell Mountain Coal Company, Dulcimer Land Company and Kanawha River Terminals to an investor group for $94 million in cash.

The Investor Group consists of Pegasus Capital Advisors, L.P., Kelso & Company and Resource Capital Funds as well as Traxys Projects, an affiliate of Traxys North America, LLC. This is the final divestiture of Progress Energy’s restructuring plan related to the non-regulated investments in Progress Ventures.

Proceeds from the transactions will be used for general corporate purposes. The transactions are expected to close in January 2008 and are subject to customary closing provisions and adjustments.  The financial impacts of these transactions are expected to affect the company’s discontinued operations in 2008.

Powell Mountain Coal Company and Dulcimer Land consist of approximately 30,000 acres of land in Lee County, Va., and Harlan County, Ky. There are approximately 40 million tons of coal reserves on the property. Kanawha River Terminals operates five river terminals located on the Ohio River and its tributaries.  The facilities have annual capacity in excess of 40 million tons for transloading, blending and storage of coal and other commodities.

“This is the last step in a successful restructuring plan that has allowed Progress Energy to strengthen its balance sheet and reduce the overall risk profile of the company,” said Bill Johnson, chairman, president and CEO of Progress Energy.

Traxys North America is an international physical metals and minerals marketing, distribution and trading company headquartered in New York.  For more information visit the company’s website at www.Traxys.com.

Pegasus Capital Advisors, L.P. is a private equity firm with main offices in Connecticut and New York.  For more information visit the firm’s website at www.pcalp.com.

Kelso is a private equity firm headquartered in New York.  For more information visit the firm’s website at www.kelso.com.

Resource Capital Funds is a private equity firm with over $900 million in capital headquartered in Denver, Colorado.  For more information visit the firm’s website at www.resourcecapitalfunds.com.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $10 billion in annual revenues. The company includes two major utilities that serve more than 3.1 million customers in the Carolinas and Florida. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. Progress Energy serves two of the fastest-growing areas of the country, and the company is pursuing a balanced approach to meeting the future energy needs of the region. That balance includes increased energy efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. For more information about Progress Energy, visit the company’s website at www.progress-energy.com.

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Caution Regarding Forward-Looking Information:

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, involve assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, David McNeill, 919-546-6189, or toll-free 877-641-NEWS (6397)